Premium Dividend Fund (PDT)

The Fund held its Annual Meeting of Shareholders on November 9, 2012. The following proposal was considered by the shareholders:

Proposal: Election of thirteen (13) Trustees to serve until the expiration of their respective terms as shown below. Each nominee was elected by the Fund’s shareholders and the votes cast with respect to each Trustee are set forth below.

For a Term to Expire in 2016:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Deborah C. Jackson	37,527,307	716,775
James M. Oates	37,478,114	765,968
Steven R. Pruchansky	37,532,738	711,344
Non-Independent Trustee
Craig Bromley	37,577,893	666,189

For a Term to Expire in 2015:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Charles L. Bardelis	37,430,795	813,287
Peter S. Burgess	37,446,273	797,809
Theron S. Hoffman	37,569,256	674,826
Non-Independent Trustee
Warren A. Thomson	37,566,241	677,841

For a Term to Expire in 2014:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
William H. Cunningham	37,441,959	802,123
Grace K. Fey	37,473,452	770,630
Hassell H. McClellan	37,388,274	855,808
Gregory A. Russo	37,610,237	633,845
Non-Independent Trustee
James R. Boyle	37,579,480	664,602